Exhibit 99.1

News Release
Sunoco LP Completes the Acquisition of the Refined Products Terminalling Business From American Midstream Partners, LP

DALLAS, December 20, 2018 - Sunoco LP (NYSE: SUN) (“Sunoco”) announced today the completion of the previously announced acquisition of the refined products terminalling business from American Midstream Partners, LP (NYSE: AMID) for approximately $125 million plus working capital adjustments.

Sunoco funded the transaction with cash on hand and amounts available under its revolving credit facility, while continuing to maintain its targeted leverage ratio. The acquisition is expected to be accretive to Sunoco with respect to distributable cash flow in the first year.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership distributes motor fuel to approximately 10,000 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. Sunoco’s general partner is owned by Energy Transfer Operating, L.P., a subsidiary of Energy Transfer LP (NYSE: ET).

Cautionary Statement Relevant to Forward-Looking Information
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in Sunoco’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. Sunoco undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Contacts
Investors:
Scott Grischow
Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA
Manager - Investor Relations, Growth and Strategy
(214) 840-5553, derek.rabe@sunoco.com

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